Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 10, 2014, is made by and among Great West Resources, Inc. (“Parent”), Orbital Satcom Corp., a Nevada Corporation (“Buyer”) and wholly-owned subsidiary of Parent, World Surveillance Group Inc., a Delaware corporation (“World”), and Global Telesat Corp., a Virginia corporation (“Seller”) and wholly-owned subsidiary of World.

WHEREAS, Seller has entered into certain agreements and contracts with Globalstar, Inc. and Globalstar LLC (collectively, “Globalstar”) set forth on Schedule I hereto (each, a “Globalstar Contract” and collectively, the “Globalstar Contracts”); and

WHEREAS, the Seller is entitled to, among other things, the use of Globalstar’s Simplex Data Service (as defined herein) pursuant to the terms and conditions set forth in the Globalstar Contracts.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1.                                              Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

 “Affiliate” of any Person or entity means any other Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Person or entity.  For purposes of this definition, “control” means the power to direct the management and policies of such Person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all Governmental Rules applicable to Seller or World from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act.

“Applique” means a gateway receiver with associated hardware and software based on a software defined radio receiver standard, which receives and decodes remote sensing data received via satellite from field transmitters and transmits these RF signal messages and SENS message packets through the internet.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the U.S. are permitted or required to close by law or regulation.

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, reasonably satisfactory in form to Seller and World.

“Closing” and “Closing Date” have the meaning set forth in Section 4.1.

“Confidential Information” consists of all information, knowledge or data related solely to the Purchased Assets or the Globalstar Contracts not in the public domain or otherwise publicly available which are treated as confidential by Seller as of the date hereof, provided, that Confidential Information shall not include information that: (i) enters the public domain or is or becomes publicly available, so long as neither the disclosing party nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) becomes known to the disclosing party or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to the disclosing party or such Affiliate by a contractual or other legal duty, (iii) is developed independently by the disclosing party or any Affiliate of the disclosing party without violation of this Agreement.

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

“Globalstar Consents” means the written consent of Globalstar to (i) the transactions contemplated hereby, including the assignment of its rights, obligations and benefits under the Globalstar Contracts, and (ii) to the transactions contemplated by the License Agreement.

 “Globalstar System” refers to the low earth orbit satellite constellation and related earth-based centers owned and operated by Globalstar.

 “Governmental Entity” means any court, administrative agency or commission or other governmental authority, body or instrumentality, whether U.S. or non-U.S.

“Governmental Rule” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Knowledge” of Seller, World, Parent or Buyer, as the case may be, means all such facts, circumstances or other information, of which such Person is actually aware or in the exercise of commercially reasonable care and diligence, would reasonably have been discovered.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under any Governmental Rule or action and those arising under any Contract, arrangement, commitment or undertaking, or otherwise.

“License Agreement” means that certain License Agreement by and among the Parent, Buyer, World and Seller, dated as of the date hereof and executed in connection herewith.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“Parent’s Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Parent, reasonably satisfactory in form to Seller and World.

 “Permitted Encumbrances” means any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or materially interfere with the use of, the Purchased Assets (as such term is defined in Section 2.1).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Sanctioned Entity” means (a) a country or government of a country; (b) an agency of the government of a country; (c) an organization directly or indirectly controlled by a country or its government; or (d) a Person resident in or determined to be a resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Buyer.

“Simplex Data Service” means the one-way transmission of low rate data from modem devices utilizing corresponding Applique equipment authorized for use on the Globalstar System.

“Tax(es)” means all federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“World Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of World, reasonably satisfactory in form to Buyer.

ARTICLE II.
SALE AND PURCHASE OF PURCHASED ASSETS

SECTION 2.1.  Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, as of the date first set forth above or such later date as all of the conditions to closing will have been satisfied by the parties (the “Closing Date”), in consideration for the Purchase Price (as defined in Section 3.1) Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept, the assets listed on Schedule 2.1 hereto (collectively, the “Purchased Assets”).

SECTION 2.2  Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)          any assets of Seller not specifically listed as a Purchased Asset; and

(b)          the assets listed on Schedule 2.2 hereto.

SECTION 2.3  Assumption of Liabilities and Obligations.

Buyer will assume all Liabilities of Seller under the Globalstar Contracts, all Liabilities related to contracts, purchase orders or other agreements with customers who are serviced pursuant to the Globalstar Contracts as listed on Schedule 2.1, and all Liabilities related to the Globalstar Cody Simplex activation system (the “Assumed Liabilities”), except for Excluded Liabilities.

SECTION 2.4.  Excluded Liabilities.

Excluded Liabilities shall include, without limitation, the following:

(a) liabilities arising from the use, deployment, purchase, license, operation or maintenance of Appliques under the Globalstar Contracts (presently existing or in the future incurred);

(b) liabilities arising from Seller’s breaches, defaults or failures of performance under the Globalstar Contracts, prior to the Closing Date;

(c) any liabilities for Taxes incurred or accrued by Seller arising from or with respect to (i) the operation of Seller’s business, (ii) the Purchased Assets or Assumed Liabilities which were incurred in, accrued through or attributable to any period prior to the Closing Date, and (iii) any Taxes as a result of this transaction, including payroll, sales and income;

(d) any litigation or disputes pending or threatened against Seller or Parent or its owners or management; and any warranty liability to customers arising out of events occurring on or before the Closing Date, except as such warranty liability relates to the Purchased Assets or the Assumed Liabilities;

(e) debt obligations and accrued interest thereon of the Seller; or

(f) any liabilities not related to the Purchased Assets or Assumed Liabilities and liabilities related to the Purchased Assets or Assumed Liabilities incurred prior to the Closing, unless otherwise stated herein.

SECTION 2.5.  Transfer Taxes.

All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby will be paid by Seller.

ARTICLE III.
PURCHASE PRICE

SECTION 3.1. Purchase Price.

In exchange for the Purchased Assets, Buyer shall (i) pay Seller the sum of $250,000 (USD) in immediately available funds wired to the Seller on the date of Closing and (ii) assume the Assumed Liabilities (collectively, the “Purchase Price”).

ARTICLE IV.
THE CLOSING

SECTION 4.1. Closing Date.

The closing of the sale and transfer of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place at the offices of Seller, or at another place designated by the parties, following the date on which all of the relevant conditions to each party’s obligations under this Agreement have been satisfied or waived, on or prior to December 10, 2014 (the “Closing Date”).

SECTION 4.2.  Transactions to Be Effected at Closing.

(a)           Seller and World will deliver or cause to be delivered to Buyer each of the following items:

(i)	the License Agreement, appropriately executed by Seller and World;

(ii)	all items and documentation required to effectuate the transfer of the Purchased Assets from Seller to Buyer on the Closing Date;

(iii)	Seller Officer’s Certificate dated as of the Closing Date;

(iii)	World’s Officer’s Certificate dated as of the Closing Date; and

(iv)	any other documents reasonably requested in writing by Buyer in connection with the Purchased Assets.

(b)           Buyer and Parent will deliver or cause to be delivered to Seller each of the following items:

(i)	the License Agreement, appropriately executed by Buyer and Parent;
(ii)	the Purchase Price;

(iii)	Buyer’s Officer’s Certificate dated as of the Closing Date;
(iv)	Parent’s Officer’s Certificate dated as of the Closing Date; and
(v)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER AND WORLD

Seller and World, jointly and severally, hereby represent and warrant to Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in any disclosure schedule accompanying this Agreement which shall qualify any representations and warranties set forth herein.

SECTION 5.1.   Seller Organization; Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of Virginia. Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted.

SECTION 5.2.   Authority; Execution and Delivery.

Seller and World have  the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and World and  the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller and World and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Parent, will constitute the legal, valid and binding obligation of Seller and World, enforceable against them  in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect, as the indemnification provisions contained herein may be limited by the principles of public policy, and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 5.3.  Consents; No Violation, etc.

Except as set forth in the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Seller or World, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller or World, (iii) conflict with any contract to which Seller or World is a party or by which it is otherwise bound, including, but not limited to, the Globalstar Contracts or any agreement related thereto, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, other than the filing of a Form 8-K pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, except, with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not have a material adverse effect on the Purchased Assets or materially interfere with Seller’s or World’s performance of its obligations hereunder (a “Material Adverse Effect”) or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a Material Adverse Effect.

SECTION 5.4.  Title to Purchased Assets.

Seller has good and valid title to all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has full right and power to (and at the Closing will) sell, convey, assign, transfer and deliver to Seller good and valid title to all the Purchased Assets, free and clear of any and all Encumbrances, other than Permitted Encumbrances.  Seller is not a party to any contract with any third party to sell, transfer, assign, convey or otherwise dispose of any portion of the Purchased Assets or any of Seller’s interest in the Purchased Assets.

SECTION 5.5.  Litigation.

There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller or World, threatened against Seller or World, that relates to the Purchased Assets.  During the twelve month period ending on the date hereof, (i) neither Seller nor World has received any written notice from any other Person challenging its ownership or rights to use any of the Purchased Assets and (ii) there has not been any, and there are no, product liability suits, claims, actions, investigations or proceedings pending or, to the Knowledge of Seller or World, threatened against Seller or World, relating to the Purchased Assets.

SECTION 5.6.  Globalstar Contracts.

The Globalstar Contracts are binding, valid and enforceable on the Seller in accordance with their terms and are enforceable against the other party or parties thereto in accordance with their terms: (i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other laws affecting creditors' rights and remedies generally, (ii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy, and (iii) except as limited by rules of law governing specific performance, injunctive relief and other equitable remedies and general principles of equity.  Seller is not in default under any Globalstar Contract and there has not occurred any event which, with the giving of notice or lapse of time or both, would constitute a material default under any Globalstar Contract.  Each of the Globalstar Contracts is in full force and effect and Seller has not received any notice of default, cancellation, or termination in connection with any Globalstar Contract.  Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, including the assignment of its rights, obligations and benefits under the Globalstar Contracts, will require any consent, approval, or authorization by the other parties to the Globalstar Contracts or any other third party that has not been obtained by Seller prior to Closing.

SECTION 5.7.  Compliance with Applicable Laws

To their Knowledge and except as set forth on the Disclosure Schedule, Seller and World are in compliance with all applicable Governmental Rules, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

 SECTION 5.8.  Anti-Corruption Laws and OFAC.

To their Knowledge, Seller and World and their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws in all material respects. Seller is not in violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC. Seller (a) is not a Sanctioned Person or a Sanctioned Entity, (b) has no assets located in Sanctioned Entities; nor (c) derives any revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Seller will not use the funds received hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person or Sanctioned Entity or in violation of any Anti-Corruption Law.

SECTION 5.9  Licenses and Permits.

To their Knowledge, Seller and World have obtained and maintain all federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Seller as presently conducted.  Seller is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications except for instances of default that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10  Customers.

A full and complete list of all customers serviced pursuant to the Globalstar Contracts at the Closing Date is set forth on Schedule 2.1 hereto.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

The Buyer and Parent, jointly and severally, hereby represent and warrant to Seller and World that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except as set forth in the disclosure schedule accompanying this Agreement which shall qualify any representation and warranty set forth herein.

SECTION 6.1.  Organization; Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 6.2.   Authority; Execution and Delivery.

Buyer and Parent have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer and Parent and, assuming the due authorization, execution and delivery of this Agreement by Seller and World, will constitute the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect, as the indemnification provisions contained herein may be limited by the principles of public policy, and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 6.3.   Consents; No Violations, etc.

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Buyer or Parent, (ii) conflict with any provision of the certificate of incorporation or by-laws of Buyer or Parent, (iii) conflict with any contract to which either Buyer or Parent is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with Buyer’s or Parent’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with Buyer’s or Parent’s performance of its obligations hereunder.

SECTION 6.4  Litigation.

There is no suit, claim or action, pending or, to the Knowledge of Buyer or Parent, threatened against Buyer or Parent or any of their Affiliates which if adversely determined would materially interfere with the ability of either party to perform its obligations hereunder.

SECTION 6.5.  Compliance with Applicable Laws

Buyer and Parent are in compliance with all applicable Governmental Rules, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.
CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND WORLD

SECTION 7.1.  Post-Closing Orders and Payments.

From and after 12:01 A.M. (Eastern Daylight Time) on the day immediately following the Closing Date, Seller will promptly deliver to Buyer any payments received by Seller from third parties related exclusively to the Purchased Assets on or after the Closing Date; provided, however, that for the sake of clarity, Seller shall be entitled to keep all payments received by Seller from third parties related to the Purchased Assets, and for work performed thereunder or related thereto, on or prior to the Closing Date, and refer all inquiries it will receive with respect to the Purchased Assets to Buyer.

SECTION 7.2.  Further Actions.

Following the Closing Date, Seller and World  will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to Closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain the Globalstar Consents and any other consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Seller and World will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.
CERTAIN COVENANTS AND AGREEMENTS OF BUYER

SECTION 8.1.  Fees Charged to Seller.

Following the Closing Date and for a period of ten (10) years thereafter, Buyer shall charge Seller to transmit RF signal messages and SENS messages at a discount of 25% to the lowest fees charged by any Buyer Value Added Resellers or distributors for such services; provided however, that Buyer may change its prices upon 30 days written notice to Seller.

SECTION 8.2.  Further Actions.

Following the Closing Date, Buyer and Parent will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Buyer will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX.
CONDITIONS

SECTION 9.1.  Conditions to Obligations of Buyer.

The obligations of Buyer to purchase the Purchased Assets being sold, and assume the Assumed Liabilities being assumed, on the Closing Date are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Seller and World set forth in this Agreement will be true and correct in all material respects with respect to such Purchased Assets (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects as of such earlier date).

(b)           Performance of Obligations of Seller and World. Seller and World will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c)           No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d)           Deliveries. Seller and World will have duly executed and delivered to Buyer, dated as of the Closing Date, the documents referred to in Section 4.2(a).

SECTION 9.2.  Conditions to the Obligations of Seller.

The obligations of Seller to sell, assign, convey, and deliver the Purchased Assets being sold on the Closing Date to Buyer are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Buyer and Parent set forth in this Agreement will be true and correct in all material respects (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects as of such earlier date).

(b)           Performance of Obligations of Buyer and Parent. Buyer  and Parent will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c)           No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d)           Deliveries. Buyer and Parent will have duly executed and delivered to Seller and World, dated as of the Closing Date, in each case appropriately executed, as applicable, the documents referred to in Section 4.2(b).

ARTICLE X.
TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1.  Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual written consent of Seller, World, Parent and Buyer.

(b)           In the event of termination of this Agreement pursuant to this Section 10.1, the transactions contemplated by this Agreement will be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)
Buyer will return all documents and other material received from Seller relating to the Purchased Assets, or the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and, if applicable, Seller shall return the Purchase Price to Buyer; and

(ii)
all Confidential Information received by Buyer with respect to Seller or the Purchased Assets or Assumed Liabilities, including all copies of, or documents and materials containing or including any Confidential Information, will be treated as confidential information hereunder by Buyer and Parent and will be returned to Seller and World or certified as destroyed.

(c)           If this Agreement is terminated, no party hereto and none of their respective directors, officers, shareholders, Affiliates or controlling Persons shall have any further liability or obligation under this Agreement, except that nothing herein will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement occurring prior to such termination.

SECTION 10.2.  Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer and Parent, on the one hand, or Seller and World, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XI.
SURVIVAL

All of the representations and warranties of Seller, World, Parent and Buyer contained herein or made pursuant hereto shall survive the Closing Date for a period of one year.

ARTICLE XII.
GENERAL PROVISIONS

SECTION 12.1.  Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

SECTION 12.2.  Confidentiality and Publicity.

Each party hereto will not, and will use reasonable commercial efforts to cause its respective Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information relating to the Purchased Assets.  Notwithstanding the foregoing, neither party shall be deemed to have violated this Section 12.2 if it or any of its Affiliates discloses Confidential Information (a) as required by applicable law, regulation, regulatory or legal process, (b) to the extent reasonably required in connection with the exercise of any remedy hereunder or (c) to comply with accounting standards and applicable securities and other laws and regulations including disclosures made in order to comply with the regulations of the Securities and Exchange Commission or with the regulations of any applicable securities exchange or trading platform.

SECTION 12.3.  Further Assurances and Actions.

Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Seller, World, Parent and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 12.4.  Notices.

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to World by U.S. mail, to:

World Surveillance Group Inc.
Mail Code: SWC
Kennedy Space Center, FL 32899
Attn: President

if to World by personal or courier delivery, to:

World Surveillance Group Inc.
State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, FL 32815
Attn: President

if to Seller, to:

Global Telesat Corp.
State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, FL 32815
Attn: President

if to Buyer, to:

Orbital Satcom Corp.
1990 N California Blvd., 8th Floor
Walnut Creek, California 94596
Attn: David Rector, Chief Executive Officer

With a copy to:

Sichenzia Ross Friedman & Ference, LLP
61 Broadway
Suite 3200
New York, New York 10006
Attn: Harvey Kesner, Esq.
(212) 930-9700
(212) 930-9725 (facsimile)

if to Parent, to:
Great West Resources, Inc.
1990 N California Blvd., 8th Floor
Walnut Creek, California 94596
Attn: David Rector, Chief Executive Officer

SECTION 12.5.  Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.6. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.7.  Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

SECTION 12.8.  Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof.  Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

SECTION 12.9.   Applicable Law, Venue and Jury Trial Waiver.

This Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.10.   Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

SECTION 12.11.  Assignment.

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that any party may assign its rights and obligations under this Agreement, without the prior written consent of the other parties, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve any party of its responsibility for the performance of any obligation.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE XIII
INDEMNIFICATION

SECTION 13.1  Indemnity Against Claims.

(a)           Buyer and Parent, on the one hand,  and Seller and World, on the other hand, each agree to indemnify, defend and hold the other harmless and the other’s shareholders, managers, directors, officers, employees, agents and affiliates (“Indemnified  Party”) against any and all losses, claims, damages or liabilities and actions, and any legal or other expenses or costs incurred by any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action, regardless of whether an action or claim has been filed or asserted against an Indemnified Party after the Closing Date, arising from, in connection with or with respect to the following items (the “Indemnified Party Losses”):  (i) any misrepresentation made by the other, or breach or inaccuracy of any representation or warranty made by the other under this Agreement or in any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby; and (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of the other under this Agreement or any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

(b)           Buyer and Parent hereby agree to further indemnify and hold Seller and World and their employees, officers, directors and affiliates, harmless from and against any and all liabilities or obligations arising from the Purchased Assets and Assumed Liabilities relating to or for periods from and after the Closing Date.

(c)           Seller and World  hereby agree to further indemnify and hold Buyer and Parent and their employees, officers, directors and affiliates, harmless from and against any and all liabilities or obligations arising from the Purchased Assets and Assumed Liabilities relating to or for periods prior to the Closing Date.

(d)           With respect to any third party claims, the Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party.  After assuming the defense, the Indemnifying Party will cooperate fully with the Indemnified Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder.

(e)           The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns.

(f)           Notwithstanding anything to the contrary herein, Seller’s and World’s aggregate and collective liability pursuant to this Section 13 shall not exceed $250,000.

   [Signature Page to be Attached]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SELLER: Global Telesat Corp. By: /s/ Glenn D. Estrella Name: Glenn D. Estrella Title: Director WORLD: World Surveillance Group Inc. By: /s/ Glenn D. Estrella Name: Glenn D. Estrella Title: President
BUYER:

Orbital Satcom Corp.

By:   /s/ David Rector
Name: David Rector
Title:  Chief Executive Officer

PARENT:

Great West Resources, Inc.

By: /s/ David Rector
Name: David Rector
Title: Chief Executive Officer